Exhibit 99.1

NEWS RELEASE DATED 4-15-2003

For Additional Information, Contact Robert O. Bratton, Chief Financial Officer (704) 688-4473 or Jan H. Hollar, Director of Finance (704) 688-4467

FOR IMMEDIATE RELEASE
April 15, 2003

First Charter Announces 18 Percent Increase in First Quarter EPS

Charlotte, North Carolina — First Charter Corporation (NASDAQ: FCTR) reported today first quarter diluted earnings per share of $0.33, an 18 percent increase from diluted earnings per share of $0.28 in the first quarter of 2002. Earnings for the first quarter amounted to $9.9 million compared to $8.8 million in the first quarter of 2002, an increase of 14 percent or $1.1 million. Earnings for the first quarter of 2003 include a $2.2 million ($1.6 million, or $0.05 diluted earnings per share, after-tax) gain recognized on the sale of the Corporation’s $11.7 million credit card portfolio. The sale of the consumer credit card balances was a strategic decision that will allow First Charter to continue to offer credit card products that will carry the First Charter brand through a major market leader.

“First Charter is pleased with our results for the first quarter of 2003 as we continue to execute our Community Banking Strategy,” commented President and Chief Executive Officer Lawrence M. Kimbrough. “Our continued growth in earning assets, deposits and noninterest income reflects our commitment to understanding and meeting the financial needs of our customers.”

First Quarter 2003 Highlights (compared to Fourth Quarter 2002)

•	Earning assets increased $306.8 million, or 9 percent.

•	Deposits increased $170.3 million, or 7 percent.

•	Nonperforming assets increased $4.5 million to $41.2 million.

•	The Corporation continued its share repurchase program, with the repurchase and retirement of 125,000 shares in the first quarter of 2003.

First Quarter 2003 Highlights (compared to First Quarter 2002)

•	Net interest income decreased $1.0 million, or 4 percent.

•	Noninterest income increased $4.6 million, or 43 percent.

•	Noninterest expense increased $1.7 million, or 7 percent.

•	Net charge-offs increased $0.8 million to $2.2 million.

•	Customer satisfaction scores increased from 74 percent to 80 percent “Very Satisfied”.

Financial Highlights

	For the Three Months Ended
	Ended March 31

(Dollars in thousands, except per share data)	2003	2002

Earnings
Total revenues	$42,153	$38,478
Net income	9,946	8,765
Diluted earnings per share	0.33	0.28
Return on average assets	1.06%	1.05%
Return on average equity	12.06	11.04
Efficiency-taxable equivalent ratio (*)	63.03	69.14

(*)	Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

	March 31	December 31
	2003	2002

Balance Sheet
Loans held for sale	$69,894	$158,404
Loans, net	2,050,943	2,045,266
Investments	1,453,827	1,129,212
Total assets	3,991,267	3,745,949
Demand, savings and money market deposits	1,175,580	1,027,459
Total deposits	2,492,929	2,322,647
Other borrowings	1,116,223	1,042,440
Shareholders’ equity	326,071	324,686

	March 31	December 31
	2003	2002

Asset Quality Ratios (1)
Nonaccrual loans as a percentage of total loans	1.44%	1.28%
Allowance for loan losses as a percentage of loans	1.28	1.31
Net charge-offs as a percentage of average loans	0.43	0.37
Nonperforming assets as a percentage of
total loans and other real estate	1.97	1.76

(1)	Ratios exclude loans held for sale.

Net Interest Income/Margin

Net interest income decreased 4 percent to $26.6 million compared to the first quarter of 2002. The decrease was primarily due to lower interest income on earning assets resulting from the continued effects of a declining interest rate environment. In addition, the Corporation sold $70 million in bonds in the fourth quarter of 2002 and reinvested the proceeds into Bank Owned Life Insurance, to help offset the rise in employee benefit costs. This investment is classified as an other asset on the balance sheet, and the income is recognized as other noninterest income rather than being recognized as interest income. For the first quarter of 2003, income earned on Bank Owned Life Insurance amounted to approximately $950,000, which is nontaxable. On a taxable equivalent basis, income from Bank Owned Life Insurance was approximately $1.5 million for an annualized taxable equivalent yield of 8.39 percent. The decrease in net interest income was partially offset by a decrease in interest expense due to lower cost of funding. The net interest margin decreased to 3.18 percent in the first quarter of 2003 from 3.64 percent for the same period in 2002. This decrease was driven by the continued effects of the 50 basis point reduction in rates during the fourth quarter of 2002. This significantly reduced the net interest margin due to the asset sensitive nature of the balance sheet. In addition, assets added to the balance sheet during 2002 and 2003 have been added at rates below the weighted average yield of assets previously on the balance sheet.

Noninterest Income

Noninterest income increased 43 percent to $15.6 million compared to the first quarter of 2002. The increase includes a $2.2 million gain on the sale of the credit card portfolio. The remaining components of this increase were income recognized from the Corporation’s investment in Bank Owned Life Insurance, higher trading gains, growth in services charges on deposit accounts, increases in mortgage loan fees and insurance service income. In addition, net losses from equity method investments amounted to $0.1 million in the first quarter of 2003 versus $3.0 million in the first quarter of 2002. These improvements were partially offset by lower securities gains and an increase in the write-down of mortgage servicing rights due to increasing prepayment speeds in the current low interest rate environment.

Noninterest Expense

Noninterest expense increased $1.7 million compared to the first quarter of 2002. The major contributing factors to this increase were costs associated with additional personnel, increased employee benefit costs, increased incentive compensation from commission based sales areas and increased marketing expense associated with the implementation of the CHecking Account Marketing Program (“CHAMP”), a strategy for developing new customer relationships.

The efficiency ratio decreased to 63.03 percent compared to 69.14 percent for the first quarter of 2002. A significant portion of the decrease in the efficiency ratio relates to the net losses from equity method investments experienced during the first quarter of 2002 and the gain on sale of credit card loans in the first quarter of 2003.

Income Tax Expense

Total income tax expense for the first quarter of 2003 was $4.1 million, for an effective tax rate of 29.2 percent for the first quarter of 2003, compared to $3.3 million for an effective tax rate of 27.3 percent for the first quarter of 2002. The increase in the tax expense for the first quarter of 2003 was attributable to an increase in taxable income and the effective tax rate.

Loans

Net loans at March 31, 2003 remained essentially unchanged at $2.05 billion compared to December 31, 2002. During the first quarter of 2003, $68.8 million of mortgage loans were originated and retained on the balance sheet. These loans are classified as loans held for sale and will be securitized during the second quarter of 2003. In addition, the Corporation’s $11.7 million credit card portfolio was sold during the first quarter of 2003. First Charter will continue to offer a First Charter credit card through a major third party provider and will receive ongoing fee income as part of the agreement.

Securities

The securities available for sale portfolio increased to $1.45 billion at March 31, 2003 as compared to $1.13 billion at December 31, 2002. The increase in securities available for sale was due to the securitization of $128.5 million of mortgage loans held for sale during the first quarter of 2003 as well as securities purchases used to increase earning assets.

Deposits

Total deposits increased to $2.49 billion at March 31, 2003 as compared to $2.32 billion at December 31, 2002. Deposit growth has occurred across most every major deposit category. During the fourth quarter of 2002, the Corporation introduced CHAMP for individuals and the Corporation introduced

Business CHAMP during the first quarter of 2003. The emphasis of these programs is to develop new customer relationships, generate additional fee income opportunities, and to shift our funding mix towards lower cost funding sources. As a result, 3 times as many checking accounts were opened during the first quarter of 2003 than the first quarter of 2002. In addition, during the first quarter of 2003 the Corporation introduced the Money Market Max Account designed to reduce our dependency on certificates of deposit. This product has been very successful with total balances at March 31, 2003 of $202.1 million.

Other Borrowings

Other borrowings increased to $1.12 billion at March 31, 2003 as compared to $1.04 billion at December 31, 2002. The increase was primarily due to increases in Federal Home Loan Bank borrowings, which were at rates better than comparable retail funding rates. The proceeds of these borrowings were used to fund growth in earning assets.

Shareholders’ Equity

First Charter intends to leverage its capital through growth of the balance sheet and share repurchases. Shareholders’ equity at March 31, 2003 increased to $326.1 million and represented 8.17 percent of period-end assets. During the first quarter of 2003, 125,000 shares were repurchased and retired under the January 24, 2002 authorization to repurchase 1.5 million shares. A total of 934,600 shares have been repurchased and retired under this authorization. At March 31, 2003, the book value per share was $10.87. Based on the $17.32 closing price of First Charter Corporation common stock at March 31, 2003, the Corporation had a market capitalization of $519.4 million.

Asset Quality

Provision for Loan Losses

The provision for loan losses remained essentially unchanged at $2.1 million for the three months ended March 31, 2003 compared to the same year ago period. The provision was affected by higher net charge-offs during the first quarter of 2003 compared to the first quarter of 2002 and by lower loan growth during the first quarter of 2003 compared to the first quarter of 2002. The increase in nonperforming assets (as described below) did not have a material impact on the provision for loan losses as these loans were previously identified as problem loans and had already been specifically allocated in the reserve.

Net Charge-Offs

Net charge-offs for the three months ended March 31, 2003 amounted to $2.2 million, or 0.43 percent of average loans, compared to $1.4 million, or 0.28 percent of average loans for same 2002 period. The $0.8 million increase in net charge-offs was due to higher commercial loan charge-offs.

Nonperforming Assets

Nonaccrual loans at March 31, 2003 increased to $30.0 million as compared to $26.5 million at December 31, 2002. The increase in nonaccrual loans was primarily due to the addition of two commercial loans to nonaccrual status. Other real estate, received through loan foreclosure, increased to $11.2 million from $10.3 million at December 31, 2002.

Allowance for Loan Losses

The allowance for loan losses as a percentage of total loans decreased to 1.28 percent at March 31, 2003 compared to 1.31 percent at December 31, 2002. The allowance for loan losses was reduced by $0.5 million due to the sale of the Corporation’s $11.7 million credit card portfolio during the first quarter of 2003. These loans had a higher percentage of allocated allowance for loan losses due to their unsecured nature and higher historical loss experience. First Charter monitors the adequacy of the allowance for loan losses to cover inherent losses in the loan portfolio through the use of a loan loss migration model. Management believes the Corporation is adequately reserved based on its methodology and migration analysis.

Conference Call

First Charter executive management will be available via telephone conference to discuss the contents of this press release, present growth and earnings estimates for the second quarter of 2003 as well strategic plans for the remainder of 2003 on Tuesday, April 15, 2003 at 11:00 a.m. The following table outlines access information for the conference call and internet/audio replay:

	US/Canada Participants	International Participants

Live Conference Call	800-379-3953 ID # 9449464	706-679-5254 ID # 9449464

Internet Live and Replay	www.FirstCharter.com “Investor Relations” section SHOW # 97874	www.FirstCharter.com “Investor Relations” section SHOW # 97874

Audio Replay	800-642-1687 ID # 9449464	706-645-9291 ID # 9449464

Corporate Profile

First Charter Corporation is a regional financial services company with assets of $4.0 billion and is the holding company for First Charter Bank. First Charter operates 53 financial centers, five insurance offices and 93 ATMs located in 17 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.

Forward Looking Statements

This news release contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) projected business increases in connection with the implementation of our business plan are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the company does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto adversely affect the businesses in which the company is engaged; and (9) decisions to change the business mix of the company. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at First Charter’s website (www.FirstCharter.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The company undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.

(Selected financial information is attached)

First Charter Corporation and Subsidiaries Quarterly Earnings Release	(NASDAQ: FCTR)

	As of / For the Three Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	3/31/2003	3/31/2002	Amount	Percentage

BALANCE SHEET
ASSETS:
Cash and due from banks	$97,713	$89,611	$8,102	9.0%
Federal funds sold	1,121	1,363	(242)	(17.8)
Interest earning bank deposits	72,431	16,984	55,447	326.5
Securities available for sale	1,453,827	1,107,939	345,888	31.2
Loans held for sale	69,894	5,400	64,494	1,194.3
Loans
Commercial Real Estate	800,593	638,339	162,254	25.4
Commercial Non Real Estate	227,159	242,679	(15,520)	(6.4)
Construction	216,784	314,855	(98,071)	(31.1)
Mortgage	240,115	321,147	(81,032)	(25.2)
Consumer	260,594	266,239	(5,645)	(2.1)
Home equity	332,392	241,078	91,314	37.9

Total loans	2,077,637	2,024,337	53,300	2.6
Less: Unearned income	(199)	(277)	78	(28.2)
Allowance for loan losses	(26,495)	(26,576)	81	(0.3)

Loans, net	2,050,943	1,997,484	53,459	2.7

Other assets	245,338	187,077	58,261	31.1

Total assets	$3,991,267	$3,405,858	$585,409	17.2%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$308,664	$257,864	$50,800	19.7%
Interest checking and savings	415,895	383,145	32,750	8.5
Money market deposits	451,021	298,574	152,447	51.1
Time deposits	1,317,349	1,270,725	46,624	3.7

Total deposits	2,492,929	2,210,308	282,621	12.8
Other borrowings	1,116,223	836,769	279,454	33.4
Other liabilities	56,044	54,863	1,181	2.2

Total liabilities	3,665,196	3,101,940	563,256	18.2

Total shareholders’ equity	326,071	303,918	22,153	7.3

Total liabilities and shareholders’ equity	$3,991,267	$3,405,858	$585,409	17.2%

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$2,112,226	$1,983,455	$128,771	6.5%
Securities	1,295,982	1,101,683	194,299	17.6
Interest earning assets	3,420,197	3,093,516	326,681	10.6
Assets	3,814,209	3,377,791	436,418	12.9
Deposits	2,379,454	2,183,990	195,464	8.9
Interest bearing liabilities	3,138,232	2,756,185	382,047	13.9
Shareholders’ equity	334,431	321,966	12,465	3.9

	As of / For the Quarter Ended

	3/31/2003	12/31/2002	9/30/2002	6/30/2002	3/31/2002

MISCELLANEOUS INFORMATION
Common stock prices (daily close)
High	$19.4000	$19.1900	$17.9900	$20.5700	$19.4500
Low	17.2500	16.0500	15.3300	17.3000	16.7500
End of period	17.3200	18.0100	16.5700	18.0800	18.6700
Book Value	10.87	10.80	10.78	10.52	9.87
Market Capitalization	519,442,197	541,545,337	499,413,073	557,404,502	575,138,200
Weighted average shares — basic	30,006,417	30,081,995	30,379,838	30,829,356	30,798,728
Weighted average shares — diluted	30,188,853	30,220,294	30,506,426	31,098,379	30,993,981
End of period shares outstanding	29,990,889	30,069,147	30,139,594	30,829,895	30,805,474

First Charter Corporation and Subsidiaries Quarterly Earnings Release	(NASDAQ: FCTR)

	As of / For the Quarter Ended

(Dollars in thousands, except per share data)	3/31/2003	12/31/2002	9/30/2002	6/30/2002	3/31/2002

BALANCE SHEET
ASSETS:
Cash and due from banks	$97,713	$162,087	$85,811	$93,287	$89,611
Federal funds sold	1,121	1,154	3,570	948	1,363
Interest earning bank deposits	72,431	6,609	9,849	16,513	16,984
Securities available for sale	1,453,827	1,129,212	1,212,742	1,104,995	1,107,939
Loans held for sale	69,894	158,404	14,532	1,486	5,400
Loans
Commercial Real Estate	800,593	798,664	730,601	682,301	638,339
Commercial Non Real Estate	227,159	223,178	230,809	237,120	242,679
Construction	216,784	215,859	307,802	304,921	314,855
Mortgage	240,115	237,085	378,088	349,931	321,147
Consumer	260,594	280,201	283,990	279,778	266,239
Home equity	332,392	317,730	296,073	270,282	241,078

Total loans	2,077,637	2,072,717	2,227,363	2,124,333	2,024,337
Less: Unearned income	(199)	(247)	(225)	(254)	(277)
Allowance for loan losses	(26,495)	(27,204)	(27,411)	(27,213)	(26,576)

Loans, net	2,050,943	2,045,266	2,199,727	2,096,866	1,997,484

Other assets	245,338	243,217	174,698	176,637	187,077

Total assets	$3,991,267	$3,745,949	$3,700,929	$3,490,732	$3,405,858

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing deposits	$308,664	$305,924	$302,584	$282,324	$257,864
Interest checking and savings	415,895	416,005	407,019	390,270	383,145
Money market deposits	451,021	305,530	299,456	295,243	298,574
Time deposits	1,317,349	1,295,188	1,304,729	1,295,122	1,270,725

Total deposits	2,492,929	2,322,647	2,313,788	2,262,959	2,210,308
Other borrowings	1,116,223	1,042,440	1,004,836	847,752	836,769
Other liabilities	56,044	56,176	57,550	55,623	54,863

Total liabilities	3,665,196	3,421,263	3,376,174	3,166,334	3,101,940

Total shareholders’ equity	326,071	324,686	324,755	324,398	303,918

Total liabilities and shareholders’ equity	$3,991,267	$3,745,949	$3,700,929	$3,490,732	$3,405,858

SELECTED AVERAGE BALANCES
Loans and loans held for sale	$2,112,226	$2,253,317	$2,170,961	$2,080,227	$1,983,455
Securities	1,295,982	1,144,045	1,129,206	1,130,552	1,101,683
Interest earning assets	3,420,197	3,418,176	3,311,707	3,219,752	3,093,516
Assets	3,814,209	3,678,945	3,586,969	3,491,868	3,377,791
Deposits	2,379,454	2,309,971	2,278,758	2,230,620	2,183,990
Interest bearing liabilities	3,138,232	2,999,871	2,914,391	2,859,137	2,756,185
Shareholders’ equity	334,431	332,998	333,165	322,508	321,966

First Charter Corporation and Subsidiaries Quarterly Earnings Release	(NASDAQ: FCTR)

	For the Three Months Ended		Increase (Decrease)

(Dollars in thousands, except per share data)	3/31/2003	3/31/2002	Amount	Percentage

INCOME STATEMENT
Interest income — taxable equivalent	$45,790	$49,495	$(3,705)	(7.5)%
Interest expense	18,785	21,490	(2,705)	(12.6)

Net interest income — taxable equivalent	27,005	28,005	(1,000)	(3.6)
Less: Taxable equivalent adjustment	422	455	(33)	(7.3)

Net interest income	26,583	27,550	(967)	(3.5)
Provision for loan losses	2,051	2,105	(54)	(2.6)

Net interest income after provision for loan losses	24,532	25,445	(913)	(3.6)
Noninterest income	15,570	10,928	4,642	42.5
Noninterest expense	26,064	24,317	1,747	7.2

Income before income taxes	14,038	12,056	1,982	16.4
Income taxes	4,092	3,291	801	24.3

Net income	$9,946	$8,765	$1,181	13.5%

EARNINGS PER SHARE DATA
Basic	$0.33	$0.28	$0.05	17.9%
Diluted	0.33	0.28	0.05	17.9
Weighted average shares — basic	30,006,417	30,798,728
Weighted average shares — diluted	30,188,853	30,993,981
Dividends paid on common shares	$0.185	$0.180	$0.01	5.6%

PERFORMANCE RATIOS
Return on average assets	1.06%	1.05%
Return on average equity	12.06	11.04
Efficiency — taxable equivalent (*)	63.03	69.14

	For the Three Months Ended

SCHEDULE OF OTHER ITEMS INCLUDED IN EARNINGS	3/31/2003	3/31/2002

Noninterest income
Gain on sale of securities	$1,226	$3,763
Equity investment write down	—	(20)
Gain on sale of credit card loans	2,213	—
Equity method loss	(100)	(2,959)

Notes: Applicable ratios are annualized.

*	- Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries Quarterly Earnings Release	(NASDAQ: FCTR)

	As of / For the Quarter Ended

(Dollars in thousands, except per share data)	3/31/2003	12/31/2002	9/30/2002	6/30/2002	3/31/2002

INCOME STATEMENT
Interest income — taxable equivalent
Interest and fees on loans	$30,400	$34,166	$34,828	$33,600	$32,920
Interest on securities	15,205	14,327	15,340	16,239	16,543
Other interest income	185	69	50	38	32

Total interest income — taxable equivalent	45,790	48,562	50,218	49,877	49,495

Interest expense
Interest on deposits	11,465	12,016	12,498	12,694	13,749
Other interest expense	7,320	8,079	8,319	8,131	7,741

Total interest expense	18,785	20,095	20,817	20,825	21,490

Net interest income — taxable equivalent	27,005	28,467	29,401	29,052	28,005
Less: Taxable equivalent adjustment	422	429	436	444	455

Net interest income	26,583	28,038	28,965	28,608	27,550
Provision for loan losses	2,051	2,175	1,750	2,240	2,105

Net interest income after provision for loan losses	24,532	25,863	27,215	26,368	25,445

Noninterest income
Service charges on deposit accounts	5,130	4,998	4,689	4,781	4,665
Financial management income	578	483	566	679	668
Gain on sale of securities	1,226	5,371	1,416	989	3,763
Gain on sale of credit card loan portfolio	2,213	—	—	—	—
(Loss) income from equity method investments	(100)	(340)	(2,525)	23	(2,959)
Mortgage loan fees	672	1,137	504	409	407
Brokerage services income	486	591	640	420	637
Insurance services income	2,437	2,112	2,313	2,114	2,231
Trading gains	1,164	1,038	298	322	420
Other noninterest income	1,764	889	829	1,957	1,096

Total noninterest income	15,570	16,279	8,730	11,694	10,928

Noninterest expense
Salaries and employee benefits	13,757	12,213	11,988	13,208	12,897
Occupancy and equipment	4,166	3,768	3,839	4,184	4,241
Data processing	678	760	758	828	622
Marketing	1,153	658	630	634	640
Postage and supplies	1,136	1,099	967	1,078	1,189
Professional services	1,772	1,841	1,393	1,719	1,662
Telephone	603	376	461	568	546
Amortization of intangibles	85	89	88	90	100
Prepayment cost on borrowings	—	3,284	—	—	—
Other noninterest expense	2,714	3,543	1,616	1,775	2,420

Total noninterest expense	26,064	27,631	21,740	24,084	24,317

Income before taxes	14,038	14,511	14,205	13,978	12,056
Income taxes	4,092	3,962	3,878	3,816	3,291

Net income	$9,946	$10,549	$10,327	$10,162	$8,765

EARNINGS PER SHARE DATA
Basic	$0.33	$0.35	$0.34	$0.33	$0.28
Diluted	0.33	0.35	0.34	0.33	0.28
Dividends paid on common shares	0.185	0.185	0.185	0.180	0.180

PERFORMANCE RATIOS
Return on average assets	1.06%	1.14%	1.14%	1.17%	1.05%
Return on average equity	12.06	12.57	12.30	12.64	11.04
Efficiency — taxable equivalent (*)	63.03	70.17	59.21	60.58	69.14
Noninterest income as a percentage of total income	36.94	36.73	23.16	29.02	28.40
Equity as a percentage of total assets	8.17	8.67	8.77	9.29	8.92
Average earning assets as a percentage of average assets	89.67	92.91	92.33	92.21	91.58
Average loans as a percentage of average deposits	88.77	97.55	95.27	93.26	90.82

	As of / For the Quarter Ended

SCHEDULE OF OTHER ITEMS INCLUDED IN EARNINGS	3/31/2003	12/31/2002	9/30/2002	6/30/2002	3/31/2002

Noninterest income
Gain on sale of securities	$1,226	$5,371	$1,416	$989	$3,763
Equity investment write down	—	—	—	—	(20)
Gain on sale of credit card loans	2,213	—	—	—	—
Equity method (loss) income	(100)	(340)	(2,525)	23	(2,959)
(Loss) gain on sale of properties	—	(109)	—	1,013	—
Noninterest expense
Prepayment costs on borrowings	—	(3,284)	—	—	—
Reserve for contingent liability	—	(840)	—	—	—

Notes: Applicable ratios are annualized.

*	- Noninterest expense divided by the sum of taxable equivalent net interest income plus noninterest income less gain on sale of securities.

First Charter Corporation and Subsidiaries Quarterly Earnings Release	(NASDAQ: FCTR)

	As of / For the Quarter Ended

(Dollars in thousands, except per share data)	3/31/2003	12/31/2002	9/30/2002	6/30/2002	3/31/2002

ASSET QUALITY ANALYSIS
Allowance for Loan Losses
Beginning balance	$27,204	$27,411	$27,213	$26,576	$25,843
Provision for loan losses	2,051	2,175	1,750	2,240	2,105
Allowance related to loans sold or transferred to held for sale	(547)	(325)	(322)	—	—
Charge-offs	(2,466)	(2,138)	(1,517)	(1,778)	(1,557)
Recoveries	253	81	287	175	185

Net charge-offs	(2,213)	(2,057)	(1,230)	(1,603)	(1,372)

Ending balance	$26,495	$27,204	$27,411	$27,213	$26,576

Nonperforming Assets and Loans 90 days or more past due accruing interest
Nonaccrual loans	$30,021	$26,467	$24,418	$30,656	$27,558
Other real estate	11,200	10,278	9,675	8,367	7,208

Total nonperforming assets	41,221	36,745	34,093	39,023	34,766

Loans 90 days or more past due accruing interest	—	—	—	—	38

Total	$41,221	$36,745	$34,093	$39,023	$34,804

Asset Quality Ratios (*)
Nonaccrual loans as a percentage of total loans	1.44%	1.28%	1.10%	1.44%	1.36%
Nonperforming assets as a percentage of total assets	1.03	0.98	0.92	1.12	1.02
Nonperforming assets as a percentage of total loans and other real estate	1.97	1.76	1.52	1.83	1.71
Net charge-offs as a percentage of average loans (annualized)	0.43	0.37	0.23	0.31	0.28
Allowance for loan losses as a percentage of loans	1.28	1.31	1.23	1.28	1.31
Ratio of allowance for loan losses to:
Net charge-offs	2.95 x	3.33 x	5.62 x	4.23 x	4.78 x
Nonaccrual loans	0.88	1.03	1.12	0.89	0.96

	As of / For the Three Months Ended		Increase (Decrease)

	3/31/2003	3/31/2002	Amount	Percentage

Allowance for Loan Losses
Beginning balance	$27,204	$25,843	$1,361	5.3%
Provision for loan losses	2,051	2,105	(54)	(2.6)
Allowance related to loans sold	(547)	—	(547)	N/A
Charge-offs	(2,466)	(1,557)	909	58.4
Recoveries	253	185	68	36.8

Net charge-offs	(2,213)	(1,372)	841	61.3

Ending balance	$26,495	$26,576	$(81)	(0.3)%

Asset Quality Ratios (*)
Net charge-offs as a percentage of average loans (annualized)	0.43%	0.28%
Ratio of allowance for loan losses to net charge-offs (annualized)	2.95 x	4.78 x

	For the Quarter Ended

	3/31/2003	12/31/2002	9/30/2002	6/30/2002	3/31/2002

ANNUALIZED INTEREST YIELDS / RATES (**)
Interest income:
Yield on loans and loans held for sale	5.84%	6.02%	6.36%	6.48%	6.73%
Yield on securities	4.69	5.01	5.43	5.75	6.01

Yield on interest earning assets	5.40	5.65	6.03	6.21	6.46

Interest expense:
Cost of interest bearing deposits	2.23	2.37	2.49	2.58	2.89
Cost of borrowings	2.83	3.26	3.57	3.67	3.80

Cost of interest bearing liabilities	2.43	2.66	2.83	2.92	3.16

Interest rate spread	2.97	2.99	3.20	3.29	3.30

Net yield on earning assets	3.18%	3.32%	3.54%	3.61%	3.64%

Notes: Applicable ratios are annualized.

(*) — Excludes loans held for sale. (**) — Fully taxable equivalent yields.